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                                                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


We consent to the use in the Post-Effective Amendment No. 1 to Registration Statement No. 333-95793 of Mediabay, Inc. (previously Audio Book Club, Inc.) on Form SB-2, expected to be filed on March 15, 2000, of our report dated February 14, 2000, appearing in the Prospectus, which is part of this Registration Statement, and of the use of our report on the financial statements of The Columbia House Audiobook Club, a division of The Columbia House Company, dated March 18, 1999, for the year ended December 18, 1998.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/S/ DELOITTE & TOUCHE LLP



Parsippany, New Jersey
March 15, 2000